Exhibit 99.1

                         FORM OF SUBSCRIPTION AGREEMENT

                    PLEASE CAREFULLY REVIEW THE INSTRUCTIONS

                HUDSON TECHNOLOGIES, INC. SUBSCRIPTION AGREEMENT

      This Subscription Agreement represents a subscription to acquire the number of shares of common stock of Hudson Technologies, Inc. set forth below at a subscription price of $___ per share for the total subscription price set forth below. The registered owner named below is entitled to subscribe for full shares of common stock pursuant to subscription rights granted to stockholders upon the terms and conditions set forth in the related prospectus. For each share of common stock subscribed for, the subscription price of $___ must be forwarded to Hudson Technologies, Inc.

      THE SUBSCRIPTION RIGHTS EXPIRE AT 5:00 P.M. EASTERN TIME ON ___________, 2003. NO SUBSCRIPTION AGREEMENTS WILL BE ACCEPTED THEREAFTER.

Stockholder Name: ___________________________

Stockholder Address: ___________________________

Number of Shares of Hudson Common Stock Owned by Stockholder on __________,
2003:

Number of Shares Subject To Basic Subscription Rights:

Section 1 -- SUBSCRIPTION AND SIGNATURE

      I hereby irrevocably subscribe for the number of shares of Hudson Common Stock as indicated below, on the terms specified in the related Prospectus.

      a. Subscription:                              ___________    Shares

      b. Over-Subscription:
         (no more than __________ less
         the number subscribed for in (a))          ___________    Shares

      c. Total Subscription (a + b): Shares         ___________    Shares

      d. Total Cost (c x $___ rounded up to
         whole cents):                              $__________    Shares

Signature of Stockholder: ___________________  Telephone Number: (___)__________

Section 2 -- ADDRESS FOR DELIVERY OF STOCK CERTIFICATE IF DIFFERENT FROM ABOVE

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

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                 INSTRUCTIONS FOR USE OF SUBSCRIPTION AGREEMENT

      Each stockholder of Hudson Technologies, Inc. has the right to subscribe for _________ shares of common stock for each full share of common stock of Hudson Technologies, Inc. (the "Rights") owned of record at the close of business on __________, 2003 (the "Record Date"). The number of shares of common stock you are entitled to subscribe for appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by _________ [and rounding up to the nearest whole number]. The Subscription Price of $___ is needed to subscribe for each share of common stock. There is a minimum purchase requirement of 1,000 shares. See the prospectus for more detailed information. You may also subscribe for shares of common stock pursuant to an Over-Subscription Privilege. To exercise your Rights, you must complete the appropriate sections on the Subscription Agreement. If you wish to exercise your Rights or the Over-Subscription Privilege, you must do so by no later than 5:00 P.M. Eastern Time on ___________, 2003. Rights may be exercised only through Hudson Technologies, Inc. As described below, Rights are not transferable.

               TO EXERCISE YOUR RIGHTS-PLEASE COMPLETE AND RETURN
                           THE SUBSCRIPTION AGREEMENT

1. Complete "SECTION 1-SUBSCRIPTION AND SIGNATURE."

      a. Basic Subscription Rights. Enter the number of shares you intend to purchase under your Basic Subscription Rights. The maximum number of shares you may purchase on Basic Subscription appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by _________ [and rounding up to the nearest whole number]. There is a minimum purchase requirement of 1,000 shares. Therefore, if your Basic Subscription is for less than 1,000 shares, you may still participate by exercising all of your Basic Subscription as well as sufficient amount of your Over-Subscription Rights to subscribe for at least the minimum 1,000 shares. Please note however that a sufficient number of shares may not be available to satisfy your Over-Subscription exercise or due to an Over-Subscription of the offering we may be forced to proportionately reduce all Over-Subscription exercises.

      b. Over-Subscription. Enter the number of shares you desire to purchase under your Over-Subscription Privilege. The Over-Subscription Privilege is available only if you exercised all of your Basic Subscription Rights. The maximum number of shares that you can purchase on Over-Subscription is [___________ shares] less the number of shares you purchased on Basic Subscription Rights. The number of shares that will actually be purchased by you will be subject to a pro rata allocation, based on the number of shares you purchased through the Basic Subscription Privilege in proportion to the total number of shares that you and other over-subscribing stockholder purchased through the Basic Subscription Privilege, if there are not enough shares remaining after the Basic Subscription Rights to completely fill all requests for purchases on Over-Subscription. However, if your pro rata allocation exceeds the number of shares you requested in the Over-Subscription, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their Over-Subscription Privileges.

      When you send in your Subscription Agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your Basic Subscription Privilege). Hudson has the discretion to issue less than the total number of shares that may be available for Over-Subscription requests in order to comply with state securities laws.

      c. Total Subscription. Enter the total number of shares you want to purchase in the offer. This number is the sum of the number of shares you are purchasing on Basic Subscription Rights plus the number of shares you desire to purchase on Over-Subscription.

      d. Total Cost. Enter the total cost of your subscription. Your total cost is the dollar number obtained when you multiply the number of shares shown under Total Subscription by $____, the Subscription Price per share and rounding up to the nearest whole cent.

2. Sign the Subscription Agreement in the space provide at the bottom of Section
1. Include your daytime telephone number in the space provided.

3. Enclose the executed Subscription Agreement, together with a certified check, bank draft (cashier's check) drawn on a U.S. bank, or money order made payable to "Hudson Technologies, Inc." in the amount of the Total Cost (Item d. of Section 1) [in the envelope provided]. If you use your own envelope, address it to Hudson Technologies,

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Inc., 275 Middletown Road, Pearl River, New York 10965. You may also personally deliver your Subscription Agreement and payment to Hudson Technologies, Inc., 275 Middletown Road, Pearl River, New York 10965.

4. Mail or deliver your executed Subscription Agreement and payment for the Total Cost on a timely basis so that it is received by Hudson Technologies, Inc. by no later than 5:00 P.M. Eastern Time on _______________, 2003 (the "Expiration Date"). If Hudson Technologies, Inc. has not received your Subscription Agreement and payment for the Total Cost by 5:00 p.m. Eastern Time on the Expiration Date, you will not be entitled to purchase shares pursuant to the Rights. Accordingly, if you are sending your executed Subscription Agreement and payment by mail, please allow sufficient time for them to be received by Hudson Technologies, Inc. prior to 5:00 p.m. on the Expiration Date.

No Minimum Any or All Offering

      The Rights Offering is being made on an any or all basis, which means that Hudson Technologies, Inc. may accept any subscription received even if all _____________ shares of common stock offered are not subscribed for in the Rights Offering.

No Recommendation

      Hudson Technologies, Inc. is not making any recommendation as to whether or not you should exercise your Rights. You should make your decision based on your own assessment of your best interests.

Cancellation Right

      The Board of Directors of Hudson Technologies, Inc. may cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). If Hudson Technologies, Inc. cancels the Rights offering, any funds you paid will be refunded to you, without interest.

Non-transferability of Subscription Rights

      Except in the limited circumstance described below, only you may exercise the Basic Subscription Privilege and the Over-Subscription Privilege. You may not sell, give away or otherwise transfer the Basic Subscription Privilege or the Over-Subscription Privilege.

      Notwithstanding the foregoing, your Rights may be transferred by operation of law or through involuntary transfers. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the Rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Shares Held for Others

      If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the Subscription Agreement and submit it to us with the proper payment.

      If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

      If you do not specify the number of shares of common stock being subscribed for in your Subscription Agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common

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stock that could be subscribed for with the payment received from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

            (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your Basic Subscription Privilege;

            (2) to subscribe for shares of common stock until your Basic Subscription Privilege has been fully exercised;

            (3) to subscribe for additional shares of common stock pursuant to the Over-Subscription Privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

      Hudson Technologies, Inc. will not issue shares of common stock in the rights offering to residents in states whose securities laws prohibits such sales who do not meet the suitability requirements described in the Prospectus. State securities laws require an offering to be registered or exempt in each state where the offering is made. Hudson Technologies, Inc. believes it has complied with the registration or exemption requirements in all states where it knows stockholders reside [except for ________]. If you are resident in another jurisdiction, Hudson Technologies, Inc. will not be required to issue common stock to you pursuant to the rights offering if it is advised by counsel that the cost of compliance with the local securities laws will substantially exceed your subscription amount.

Hudson Technologies, Inc.'s Decision Binding

      All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription will be determined by Hudson Technologies, Inc., and its determinations will be final and binding. In its sole discretion, Hudson Technologies, Inc. may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as Hudson Technologies, Inc. determines in its sole discretion. Hudson Technologies, Inc. will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

No Revocation

      Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $____ per share.

Shares of Common Stock Outstanding after the Rights Offering

      Assuming Hudson Technologies, Inc. issues all of the shares of common stock offered in the rights offering, approximately __________ shares of common stock will be issued and outstanding. This would represent an approximate ___% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

Fees and Expenses

      You are responsible for paying commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Hudson Technologies, Inc. will not pay these expenses.

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Rejection Right

      Hudson Technologies, Inc. reserves the right to reject any Subscription Agreement and payment not properly submitted. Hudson Technologies, Inc. has no duty to give notification of defects in any Subscription Agreement or payment and will have no liability for failure to give such notification. Hudson Technologies, Inc. will return any Subscription Agreement or payment not properly submitted.

      STOCKHOLDERS SHOULD CAREFULLY REVIEW THE RELATED PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE RIGHTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT.

      Governing Law. This Subscription Agreement is governed by the laws of the State of New York.